Exhibit 10.2

  THE INTERESTS CREATED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED, OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM.

GROWBLOX SCIENCES PUERTO RICO LLC

OPERATING AGREEMENT

AS OF MAY 7, 2015

OPERATING AGREEMENT OF
GROWBLOX SCIENCES PUERTO RICO LLC

This Operating Agreement (this "Agreement") of GROWBLOX SCIENCES, PUERTO RICO LLC (the "Company") is made and entered into as of May 7, 2015 (the "Effective Date"), by, and among Cesar Cordero-Kruger, an individual (“Cordero-Kruger”), Joseph J. Bianco, an individual (“Bianco”), Andrea Small-Howard, an individual (“Small-Howard”) and Growblox Sciences, Inc., a Delaware corporation (“Growblox” and with Cordero-Kruger, Bianco and Small-Howard, the “Initial Members”), the Company and any additional Members (as hereinafter defined) who become Members in accordance with the provisions hereof, have executed this Agreement on the signature page hereof and who are listed on Exhibit A hereto, with reference to the following facts:

A.           A Certificate of Formation (as such may be amended from time to time in accordance herewith, the "Certificate") for the Company, as a limited liability company under the laws of the Commonwealth of Puerto Rico, was filed with the Secretary of State of the Commonwealth of Puerto Rico on February 26, 2015.

B.           The parties desire to adopt and approve this operating agreement for the Company.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto by this Agreement set forth the operating agreement for the Company under the laws of the Commonwealth of Puerto Rico upon the terms and subject to the conditions of this Agreement.

ARTICLE 1
DEFINITIONS

When used in this Agreement, the following terms shall have the meanings set forth below in this Article 1.  All capitalized terms that are used in this Agreement and which are not otherwise defined in this Article 1 shall have the meanings set forth elsewhere in this Agreement or in the Commercialization Agreement:

"Act" shall mean Chapter XIX of the Puerto Rico General Corporation Law, as the same may be amended from time to time (references to sections of the Act shall be to sections in which the Act is codified).

"Adjusted Capital Account" shall mean a Member's Capital Account after crediting to such Capital Account any amount which the Member is deemed to be obligated to restore pursuant to Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations and debiting to such Capital Account the amount (whether made or reasonably expected to be made) of any adjustment, allocation and Distribution described in Section 1.704-1(b) (2)(ii)(d)(4),(5) or (6) of the Treasury Regulations. This definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.7041 (b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

"Affiliate" shall mean any individual, partnership, limited liability company, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a Member; provided, however, that no individual should be deemed to be an Affiliate of any Member solely by reason of his or her being an officer or director of such Member. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

"Agreement" shall mean this operating agreement and all schedules and exhibits hereto, as originally executed and as may be amended or amended and restated from time to time.

 “Board" or "Board of Directors" shall mean the board of directors of the Company, as such number of directors may be increased or decreased from time to time in accordance herewith. The following Persons constitute the initial members of the Board: Cordero-Kruger, Mike Sevilla, Jorge Fournier, Craig Ellins and Bianco.

"Capital Account" shall mean, with respect to any Member, the capital account that the Company establishes and maintains for such Member pursuant to Section 3.3.

"Capital Contribution" shall mean, with respect to any Member, the total value of cash and the fair market value of property (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to) contributed to the Company by such Member.

"Class A Units" shall mean any one or more of the authorized 10,000,000 units of Class A common Membership Interests having the rights, privileges and designations set forth in Section 3.5.1 of this Agreement.

"Class B Units" shall mean any one or more of the authorized 11,500,000 units of Class B common Membership Interests that are owned of record and beneficially by the Initial Members and having the rights, privileges and designations set forth in Section 3.5.2 of this Agreement.

"Class C Units” shall mean any one or more of the authorized 5,000,000 units of Class C preferred of Membership Interests, containing such rights, privileges and designations as the Board may from time to time determine.

"Commercialization Agreement” shall mean that certain Commercialization Agreement between the Company and Growblox, dated as of the Effective Date, whereby GrowBlox granted to the Company the Granted Rights, on an exclusive, worldwide basis, to use and commercialize the Growblox Technology and Growblox Intellectual Property as set forth therein.

"Common Members" at any time, shall mean those Persons who hold Class A Units and/or Class B Units at such time and have been admitted as Members hereunder. As of the date hereof, the Common Members are set forth on Exhibit A hereto.

“Common Units" shall mean the collective reference to the Class A Units and the Class B Units of Membership Interests in the Company.

 "Company" shall have the meaning given in the Recitals.

“Company Business” shall mean the right of the Company or any Subcontractor to use Growblox Technology and Growblox Intellectual Property under the Granted Rights to:

(a)           commercialize the Growblox Chambers on an exclusive, worldwide basis to produce, manufacture, lease, license, validate, service and finance all existing and future Growblox Chambers, equipment and related extraction laboratory equipment for installation and for servicing of any Third Party who is engaged in the growing and processing of medical-grade cannabis;

(b)           commercialize the Growblox Chambers, on an exclusive, worldwide basis, to produce, manufacture, lease, license, validate, service and finance all existing and future GrowBLOX™ Chambers, equipment and related extraction laboratory equipment for installation and for servicing of, any Third Party engaged in the growing and processing of any plant or plant extracts, including cannabis or medical-grade cannabis, for pharmaceutical, neutraceutical and cosmeceutical development and applications;

(c)           provide tissue-culture propagation services and remote diagnostic monitoring services after such Growblox Chambers are installed by third party growers and processors; and

(d)           subject to obtaining the necessary Cannabis Required Approvals and Hemp Required Approvals, as applicable, the cultivation, growing and processing of medical-grade cannabis and hemp to create cGMP-certified raw materials in Puerto Rico for sale and distribution by Growblox of such raw materials and products throughout the world to countries or in states within the United States in which the sale and use of cannabis for medical purposes are permitted.

“Cordero Commitment” means the commitment by Cordero-Kruger, or his Affiliate, to purchase on or before April 30, 2015, an aggregate of 300,000 Class A Units in consideration for the payment of $300,000 to the Company.

“Distributions" shall mean the amount of cash, property or benefits that is derived by the Company from all sources, including R&D Tax Credits and profits, cash flow or proceeds received in connection with any Fundamental Transaction or refinancing, which (a) is required to be distributed by the Company to the Holders of Common Units pursuant to this Agreement, or (b) which the Board deems available for distribution to the Members, taking into account all debts, liabilities, and obligations of the Company then due and amounts which the Board deems necessary to place into reserves for customary and usual claims with respect to the Company's Business.

"Economic Interest" shall mean, as applicable, a Member's or Economic Interest Owner's Percentage Interest and share of the Company's Net Profits, Net Losses and Distributions of one or more of the Company's assets pursuant to this Agreement and the Act, but it shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members or the Board.

"Economic Interest Owner" shall mean the Holder of an Economic Interest who is not a Member.

“Exchange Transaction” shall have the meaning set forth in Section 3.8 of this Agreement.

"Fiscal Year" shall mean the Company's fiscal year, which shall be the calendar year, or such other period designated by the Board as may be required or allowed by the Taxation Acts.

“Follow-on Offering” shall mean an offering of up to 3,166,667 additional Class A Units that the Board may elect to offer to accredited investors in 2015 at any time following the Offering Termination Date at a per Unit offering price of not less than USD one dollar and fifty cents ($1.50).

"Fundamental Transaction" shall mean (except in connection with an Initial Public Offering) (i) a merger or consolidation by the Company with or into any other Person (including, without limitation, Growblox), or (ii) a sale, lease or other disposition of all or substantially all of the assets and properties of the Company as an entirety in a single transaction or in a series of related transactions to an unaffiliated third party purchaser, or (iii) a Liquidating Transaction.

 “Growblox” shall mean Growblox Sciences, Inc., a Delaware corporation, or its permitted successors and assigns.

“Growblox Business” shall mean the use of Growblox Technology, Growblox Intellectual Property and Growblox Chambers to;

(a)           conduct pre-clinical and clinical trials and ongoing research and development to create cannabis based therapies for specific clinical conditions based on an understanding of how cannabinoids interact with the natural receptors in the human body;

(b)           formulate targeted combinations of active ingredients to combat specific conditions and diseases;

(c)           use proprietary cannabinoid formulations, to develop palliative and curative pharmaceutical treatment options and products for patients with certain critical diseases;

(d)           sell, distribute, dispense and market cannabinoid and hemp based pharmaceutical raw materials and products as well as neutraceuticals and cosmeceutical skin care products throughout the world, either directly, through distributors or under other agreements with Third Parties; and

(e)           directly, or through one or more Growblox Subsidiaries (other than the Company), cultivating, growing, dispensing and selling medical-grade cannabis or marijuana  in Nevada and Colorado.

“Growblox Chambers” means a patent-pending indoor series of controlled-climate indoor agricultural technology suite of growing and cultivation chambers, designed to ensure genetic uniformity proprietary strains programmed to regulate lighting, temperature, and humidity to facilitate cell multiplication and the formation of embryos and shoots from the sterile explants, and which includes the the TissueBLOX, GrowBLOX (growing chamber), and CureBLOX curing (to eliminate pathogens, spores and molds) chambers, all of which are designed and engineered to cultivate medical-grade cannabis plants.

“Growblox Technology” means Growblox’s patent pending and proprietary Intellectual Property and technology, including all technology relating to Growblox Chambers, and all improvements, additions and extensions thereof, based upon hydroponic growing operations to support protected, measurable, and replicable cannabis propagation, cultivation, curing, and cannabinoid and terpene extraction, in order to allow for (a) the propagation of plant genetics through use of tissue culture based techniques, (b) a process of nurturing the plants through the use of higher CO2 levels to stimulate photosynthesis which creates oxygen, (c) lighting applications providing for the use of 640 spectrum LED blue light for lighting the plant to maximize growing, (d) development processes where the plant is grown in proprietary controlled climate environments and developed in water using different nutrient formulas to the plant, and (e)  tracking to monitor the growing and treatment process.

"Holder" shall mean a holder of Units or an Economic Interest.

"Initial Members" shall mean the collective reference to Cordero-Kruger, Bianco, Small-Howard and Growblox.

“Initial Public Offering” shall mean a public offering of Common Units or shares of common stock of the Company (as incorporated or merged into a newly formed corporation) pursuant to an effective registration statement, on Form S-1 or other applicable form for registering securities under the Securities Act, as  filed with and declared effective by the SEC.

"Liquidating Transaction" shall mean (i) any voluntary or involuntary liquidation, dissolution, or winding up of the Company or (ii) any Fundamental Transaction.

 “Liquidity Event” shall mean the occurrence of any of the following events:

(a)           a sale of the Company in a Fundamental Transaction at the highest possible price to or with any Person who is not an Affiliate of the Company; or

(b)           an Initial Public Offering, or a reverse merger transaction, or

(c)           a “spin out” in which Growblox causes the Company to register under the Securities Act the Common Units or shares of Company common stock then owned by Growblox and distributes such securities to all of the Growblox stockholders; or

(d)           merging the Company with and into Growblox or a Growblox Subsidiary and paying to the stockholders of the Company consideration based upon the amount by which trailing twelve month earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the Company bears to the consolidated trailing twelve month EBITDA of Growblox and all of its Subsidiaries, including the Company; provided, that such valuation formula is subject to adjustment, at the option of the Board, based on other factors (in addition to comparative EBITDA) to be considered by an independent investment banking firm engaged by Growblox to render a “fairness opinion” to the stockholders of Growblox.

 “Manager” or “Managing Member” shall mean Cordero-Kruger and, in the event of Cordero-Kruger’s death, permanent disability or resignation, his replacement shall be such person appointed in accordance with Section 3.6(d) of this Agreement.

"Member" shall mean a Common Member and if any Preferred Units are issued by the Company, a Preferred Member.

"Membership Interest" shall mean a Member's entire interest in the Company consisting of the Member's Economic Interest, including (a) as to the Holders of Common Units or Preferred Units (if any), the right to vote and participate in the management of the Company , to the extent provided in this Agreement, and (b) as to all Members and Economic Interest Owners, the right to receive information concerning the business and affairs, of the Company.

"Minority Class A Members" shall mean each of the Common Members who purchased Class A Units in the Offering (excluding any of the Initial Members) and who are listed on Exhibit A annexed hereto.

''Net Profit" and ''Net Loss" shall mean, for each Fiscal Year or other period, an amount equal to the Company's taxable income or tax loss for such year or period, determined in accordance with the Taxation Acts. For this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to the Taxation Acts shall be included in taxable income or loss, with the following adjustments:

(a) Any income of the Company that is exempt from income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to such taxable income or tax loss;

(b) Any expenditures of the Company treated as expenditures, and not otherwise taken into account in computing Net Profits or Net Losses, shall be subtracted from such taxable income or tax loss;

(c)  If property other than cash has been contributed to the Company or the Capital Accounts of the Members have been adjusted pursuant to any regulations promulgated under the Taxation Acts, depreciation, amortization, and gain or loss with respect to assets of the Company shall be computed in accordance with such regulations; and

(d)  Notwithstanding any other provision of this Section, any items of income, gain, loss, or deduction that are specially allocated shall not be taken into account in computing Net Profit and Net Loss.

 “Offering” shall mean the offering of a minimum of 300,000 Class A Units and a maximum of 1,250,000 Class A Units at a per Unit offering price of USD one dollar ($1.00), pursuant to the Offering Memorandum.

 “Offering Memorandum” shall mean the confidential private placement memorandum of the Company, dated as of April 22, 2015.

“Offering Termination Date” shall mean that date which is the earlier to occur of (a) completion of the sale of all 1,250,000 Class A Units offered pursuant to the Offering Memorandum, or (b) July 31,

2015; provided, that such date may be extended by the Manager to as late as September 30, 2015.

"Percentage Interest" shall mean, with respect to any Holder as of any date, the result, expressed as a percentage, obtained by dividing (i) the number of Common Units and Preferred Units held by such Holder as of such date by (ii) the total number of Common Units and Preferred Units held by all the Holders as of such date.  Each Holder's initial Percentage Interest as of the date hereof is set forth opposite the name of such Holder under the column "Percentage Interest" in Exhibit A hereto. Such percentage may be adjusted from time to time pursuant to the terms of this Agreement. The sum of the Holders' Percentage Interests shall at all times be one hundred percent (100%).

"Permitted Transferee" shall mean, with respect to any Holder (including any Permitted Transferee of any Holder that has become a deemed Holder hereunder), (i) any Affiliate of such Holder, (ii) the spouse or any linear descendent (or any trust for the benefit of any of the foregoing) of such Holder, or (iii) any Transferee approved by the Board.

"Person" shall mean an individual, general partnership, limited partnership, limited liability company, limited liability partnership, joint venture, corporation, trust, estate, real estate investment trust, association or any other entity or organization.

"Preferred Members" at any time, shall mean those Persons who may hold Preferred Units and who shall have been admitted as Members hereunder.

"Preferred Units" shall mean any one or more of the 5,000,000 authorized Class C Units.

"R&D Tax Credits” shall mean the applicable incentive tax credits currently provided by the Commonwealth of Puerto Rico under Act No. 73 of May 28, 2008, as amended, to eligible Persons and businesses equal to 50% of all eligible expenditures made for qualifying research and development.

 “Securities Act” shall mean the United States Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

 “SEC” shall mean the United States Securities and Exchange Commission.

 "Special Issuance" shall mean the sale or issuance by Company of Units or securities that are convertible into or exercisable for Units to (i) employees, directors or consultants pursuant to a bona fide stock option plan approved by the Board, (ii) suppliers or customers of the Company, (iii) lenders providing funds to the Company for capital expenditures, working capital or equipment to be used in Company Business, (iv) lessors providing equipment or real property to be used in Company Business, or (v) third parties in consideration for the sale of a business owned by such third party.

 “Subscription Agreement” shall mean the individual and collective reference to the agreement pursuant to which Persons shall subscribe to Class A Units in both the Offering and the Follow-on Offering.

 “Subsidiary” shall mean any Person 50% or more of the voting securities of which are owned directly or indirectly by the Company.

"Taxation Acts" shall mean the collective reference to Act No. 73 of May 28, 2008, Act No. 20 of January 17, 2012, Act No. 22 of January 17, 2012, the Puerto Rico Internal Revenue Code of 2011, and all other statutes and regulations now existing or hereafter enacted by the Commonwealth of Puerto Rico relating to income taxes, capital gains taxes, tax exemptions, or tax credits, as the same may be amended from time to time.

"Tax Matters Partner" shall be Cordero-Kruger, or in the event that Cordero-Kruger is unable to be the Tax Matters Partner, then the Tax Matters Partner shall be his successor as designated by the Holders of the Class B Units.

"Units" shall mean collectively, the Common Units and Preferred Units.

ARTICLE 2
ORGANIZATIONAL MATTERS

2.1   Formation. Pursuant to the Act, the Initial Members filed the Certificate with the Commonwealth of Puerto Rico on February 26, 2015, Registry Number 348523, to form the Company for purposes of the Act. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2   Name. The name of the Company shall be "Growblox Sciences Puerto Rico LLC”. The Board may change the name of the Company from time to time. The Board shall file any fictitious name certificates and similar filings, and any amendments thereto, that the Board considers appropriate or advisable.

2.3   Term. The term of this Agreement shall commence on the Effective Date and continue until the Company is dissolved, liquidated and terminated pursuant to this Agreement or as otherwise provided by law.

2.4   Principal Executive Office. The principal office of the Company shall be located at Calle Mejico #4, Suite 501, Hato Rey, Puerto Rico 00917, or such other place or places as the Manager may determine.

2.5   Initial Agent. The initial agent for services of process of the Company shall be María Martínez and her address is Edificio Arey, 4 Calle Mexico Apto. 501, San Juan, Puerto Rico 00917-2206.  The Manager may from time to time change the Company's agent for services of process.

2.6   Addresses of the Members. The addresses of the Members are set forth on Exhibit A.

2.7   Addresses of the Board. The address of the Board shall be at the principal office of the Company.

2.8   Purpose of Company. The Company has been formed for the purpose of engaging in the Company Business. In addition to the aforesaid Company Business, the Company may engage in any other lawful activities for which a limited liability company may be organized under the Act.

2.9   Filings. The Members shall execute such other instruments, certificates, notices and documents, and shall do or cause to be done all such filings, recordings, publications and other acts, as may be necessary or appropriate from time to time to comply with all applicable requirements for the formation and operation and, when appropriate, termination of a limited liability company in the Commonwealth of Puerto Rico.

ARTICLE 3
CAPITALIZATION; CAPITAL CONTRIBUTIONS; CERTAIN COVENANTS

3.1           Capitalization; Capital Contributions.

3.1.1   Units Representing Membership Interests. The Company has authorized for issuance to Members 10,000,000 Class A Common Units, (b) 11,500,000 Class B Common Units, and (c) 5,000,000 Class C Preferred Units.

3.1.2   Issuance of Class B Units. On the Effective Date of this Agreement, the Company has issued 10,000,000 Class B Units to the Initial Members, as follows: (a) 7,750,000 Class B Units to Growblox, (b) 1,000,000 Class B Units to Cordero-Kruger, (c) 1,000,000 Class B Units to Bianco, and (d) 250,000 Class B Units to Small-Howard. In addition to the Class B Units issued and outstanding as of the date hereof, Cordero-Kruger shall have the right to acquire an additional 1,250,000 Class B Units in accordance with the provisions of Section 3.9 hereof.

3.1.3   Contributions. Each Member, other than the Initial Members, shall contribute such amount as is set forth on Exhibit A as its initial Capital Contribution. Exhibit A may be revised from time to time to reflect any Capital Contributions contributed in accordance with Section 3.2.

3.1.4   Ownership of Common Units. The Common Units shall be owned by and allocated among the Members as set forth on Exhibit A hereto.

3.2           Issuance of Additional Units and Additional Capital Contributions: Except as provided under any other applicable law, no Member shall be obligated to contribute additional capital to the Company.  However if the Manager determines that additional capital contributions are required, the Company may sell additional Class A Units and/or additional Class C Preferred Units in the Offering and in the contemplated Follow-on Offering.  The issuance or sale of any Units, other than those issued in the Offering, shall be a Major Decision subject to Super-Majority Approval, as contemplated by Section 3.7 hereof.  Each such Member shall receive a credit to its Capital Account in the amount of any capital that it contributes to the Company.

3.3           Capital Accounts.

3.3.1 A Capital Account shall be maintained for each Member in accordance with the capital account maintenance rules set forth in the Taxation Acts. Without limiting the generality of the foregoing, a Member's Capital Account shall be increased by (i) the amount of money contributed by the Member to the Company, (ii) the fair market value of property contributed by the Member to the Company as determined by the contributing Member and the Board (net of liabilities that the Company is considered to assume or take subject to pursuant to the Taxation Acts), and (iii) allocations to the Member of Net Profits and other items of income and gain, including income and gain exempt from tax, but excluding items of income and gain described in the Taxation Acts and which shall be decreased by (a) the amount of money distributed to the Member, (b) the fair market value of any property distributed to the Member as determined by the distributee Member and the Board (net of any liabilities that such Member is considered to assume or take pursuant to the Taxation Acts), after adjusting each Member's Capital Account by such Member's share of the unrealized income, gain, loss and deduction inherent in such property and not previously reflected in such Capital Account, as if the property had been sold for its then fair market value on the date of Distribution, (c) expenditures described, or treated under the Taxation Acts as described, in the Taxation Acts, and (d) the Member's share of Net Losses and other items of loss and deduction, but excluding items of loss or deduction described in the Taxation Acts. The Members' Capital Accounts shall be appropriately adjusted for income, gain, loss and deduction as required by the Taxation Acts (relating to allocations and adjustments resulting from the reflection of property on the books of the Company at book value, or a revaluation thereof, rather than at adjusted tax basis). If a Member Transfers all or a part of its Membership Interest in accordance with this Agreement such Member's Capital Account attributable to the transferred Membership Interest shall carry over to the new owner of such Membership Interest pursuant to the Taxation Acts.

3.3.2 The book basis of the Company's assets may be adjusted in the sole and absolute discretion of the Board to equal the gross fair market value of such assets as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis amount (as that term is used in the Taxation Acts) of contribution of capital; (ii) the Distribution by the Company to a Member of more than a de minimis amount of Company assets or money if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the economic interests of the Members in the Company; and (iii) the liquidation of the Company for income tax purposes within the meaning of the Taxation Acts.

3.3.3 No member shall have an obligation to restore any deficit to such Member's Capital Account.

3.4           No Interest.  Except as otherwise provided herein, no Member shall be entitled to receive any interest on its Capital Contributions.

3.5           Terms of the Units.

3.5.1   Class A Units.  The Class A Units issued to the Members shall have the following rights and privileges.

(a)    The Holders of Class A Units shall be entitled to participate on an equal pari passu pro-rata basis, with the Holders of Class B Units with respect to all Distributions, dividends, liquidation rights, and proceeds derived from any Fundamental Transaction, based upon the amount by which the number of Class A Units owned of record by each Holder thereof bears to all then outstanding Class A Units and Class B Units of Membership Interests.

(b)    In the event of the liquidation, dissolution or winding up of the Company, Holders of both Class A Units and Class B Units will be entitled to receive on an equal pari passu pro-rata basis (based upon the amount by which the number of Class A Units owned of record by each Holder thereof bears to all then outstanding Class A Units and Class B Units of Membership Interests) all of the Company’s assets remaining after (i) payment and satisfaction of all liabilities and obligations and (ii) the liquidation preferences, if any, granted to holders of any debt securities or Class C Units.

(c)                 Each Class A Unit shall be entitled to one vote per Unit, and the Holders of Class A Units shall be entitled to vote, together with Holders of Class B Units, at all meetings of the Members called to vote on all matters that require the vote or consent of Members, other than the election of the members of Board, which rights are currently reserved solely to certain Holders of the Class B Units in accordance with Section 3.6 below.

(d)                 Only the Holders of Class A Units shall be entitled to receive 100% of all R&D Tax Credits available to the Company by reason of its business activities, and the Board shall be required to distribute all of such R&D Tax Credits on an annual basis to the Holders of the Class A Units; provided, however, that the initial $300,000 of such R&D Tax Credits shall be allocated and promptly transferred to Cordero-Kruger in respect of the Cordero Commitment, and the balance of such R&D Tax Credits shall be allocated among all the Holders of Class A Units on an equitable pro-rata basis, determined by the amount by which the Subscription Amount paid by each Holder of Class A Units (in the case of Cordero-Kruger, net of any amount of R&D Tax Credits already distributed to such Member in accordance herewith) bears to the total Subscription Amounts paid by all Holders of Class A Units.

(e)                 Only the Holders of Class A Units shall be entitled to exercise the Exchange Rights.

(f)                 The Board may, by written notice to the Company and Growblox, given at any time following the expiration of thirty-six (36) months from the Expiration Date of the Offering, require the Company to consummate a Liquidity Event.

3.5.2                 Class B Units.  The Class B Units issued to the Members shall have the following rights and privileges.

(a)                 The Holders of Class B Units shall be entitled to participate on an equal pari passu pro-rata basis, with the Holders of Class A Units with respect to all Distributions, dividends, liquidation rights, and proceeds derived from any Fundamental Transaction, based upon the amount by which the number of Class B Units owned of record by each Holder thereof bears to all then outstanding Class A Units and Class B Units of Membership Interests.

(b)                 In the event of the liquidation, dissolution or winding up of the Company, Holders of both Class A Units and Class B Units will be entitled to receive on an equal pari passu pro-rata basis (based upon the amount by which the number of Class B Units owned of record by each Holder thereof bears to all then outstanding Class A Units and Class B Units of Membership Interests) all of the Company’s assets remaining after (i) payment and satisfaction of all liabilities and obligations and (ii) the liquidation preferences, if any, granted to holders of any debt securities or Class C Units.

(c)                 Each Class B Unit shall be entitled to one vote per Unit, and the Holders of Class B Units shall be entitled to vote, together with Holders of Class A Units, at all meetings of the Members called to vote on all matters that require the vote or consent of Members, other than the election of the members of Board, which rights are currently reserved solely to certain Holders of the Class B Units in accordance with Section 3.6 below.

(d)                 The Holders of Class B Units shall not be entitled to receive any R&D Tax Credits available to the Company by reason of the Company Business activities, all of which R&D Tax Credits shall be reserved and distributed solely to the Holders of the Class A Units.

(e)                 The Holders of Class B Units shall not be entitled to exercise any Exchange Rights, all of which are reserved solely to the Holders of the Class A Units.

3.5.3                 Class C Units.  The Class C Units shall be Preferred Membership Interests and shall contain such rights, privileges and designations as the Board may from time to time determine.

3.6           Board of Directors and Manager.

(a)           Manager.  The business and affairs of the Company and the Company Business shall be managed by the Board; provided, that, subject at all times to the provisions of Section 3.7 and Article 5 below and the other matters set forth in this Agreement expressly requiring Board approval, the Board shall delegate the express authority to manage the business and affairs of the Company and the Company Business to the Manager.

(b)           Board. For so long as Cordero-Kruger shall be the owner of five (5%) percent or more of the outstanding Common Units, Cordero-Kruger shall be entitled to designate a majority of the members of the Board.  The following shall constitute all of the members of the Board as of the Effective Date: Cordero-Kruger, Mike Sevilla and Jorge Fournier, as the designees of Cordero-Kruger (collectively, the “Cordero-Kruger Designees”), and Craig Ellins and Bianco, as the designees of Growblox (the “Growblox Designees”).  In the event of the death, permanent incapacity or resignation of any Cordero-Kruger Designee, other than Cordero-Kruger, his or her replacement shall be designated solely by Cordero-Kruger.  In the event of his death or permanent incapacity or if Cordero-Kruger shall resign or otherwise be unable or refuse to serve on the Board, his replacement shall be designated by the Board as a Major Decision, subject to Super-Majority Approval as contemplated by Section 3.7.  In the event that there shall be a deadlock among the remaining Cordero-Kruger Designees and the Growblox Designees as to the selection of the replacement Cordero-Kruger Designee, the matter shall be submitted to final and binding arbitration in accordance with Section 4.19 of this Agreement.  In the event of the death, permanent incapacity or resignation of any Growblox Designee, an individual designated by Growblox shall be the replacement Growblox Designee.  All determinations of the Board shall be by majority vote of the members of the Board, unless a Major Decision requiring Super-Majority Approval or the determination would violate any legal regulations governing the Company Business.

(c)           Increase in the Board.  Initially, there shall be three (3) Cordero-Kruger Designees and two (2) Growblox Designees on the Board.  The number of directors on the Board may be increased by the vote of Members holding not less than 75% of all outstanding Common Units, or by the Board by Super-Majority Approval.  Unless otherwise agreed by the Cordero-Kruger Designees, the number of directors on the Board shall never be less than five (5), and any increase shall be in increments of three (3) additional members, two additional members of which shall always be designated by Cordero-Kruger, and one additional member of which shall always be designated by Growblox; provided, that (i) no such increase shall be made unless approved by both Cordero-Kruger and Growblox and (ii) unless Cordero-Kruger expressly agrees otherwise, the Cordero-Kruger Designees shall at all times constitute a majority of the Board.

(d)           Managing Member and Chief Executive Officer.  The Members hereby appoint Cordero-Kruger as the managing member (the “Managing Member” or “Manager”) and the president and chief executive officer of the Company (the “Chief Executive Officer”).  Such Chief Executive Officer shall have the authority granted to him in Section 3.6(a) above.   In the event of the death, permanent disability or resignation of Cordero-Kruger, his replacement shall be designated by the Board as a Major Decision, subject to Super-Majority Approval as contemplated by Section 3.7.  In the event that there shall be a deadlock among the Board as to the selection of a replacement Manager, the Board shall engage the services of a recognized executive search firm to propose to the Board an independent executive qualified in the a business that is similar or complementary to the Company Business to serve as the replacement Manager and Chief Executive Officer.

(e)           Chief Financial Officer.  The Members hereby appoint Catheryn Kennedy as the chief financial officer of the Company (the “Chief Financial Officer”).  Such Chief Financial Officer shall have the authority to manage the day-to-day financial affairs of the business and operations of the Company, subject to the ultimate supervision of the Chief Executive Officer.  In the event of the death, permanent disability or resignation of Catherine Kennedy, her replacement shall be designated by the Board by Super-Majority Approval.

3.7           Super Majority Approvals. Without the unanimous vote, approval or consent of (a) all the Growblox Designees, and (b) all the Cordero-Kruger Designees (a “Super Majority Approval”) on the matters set forth below (each a “Major Decision”), the Company shall not, and shall not permit any Company Affiliate, to:

(a)           increase or decrease the size of the Board or remove the Manager or any member of the Board; provided that Cordero-Kruger may remove any Cordero-Kruger Designee and replace such individual with another individual designated by Cordero-Kruger without Super Majority Approval, and Growblox may remove any Growblox Designee and replace such individual with another individual designated by Growblox without Super Majority Approval;

(b)           except for admission of additional Members in connection with the Offering of up to $1,250,000 and the contemplated Follow-on Offering of up to $4,750,000, admit any additional

Members or issue any additional Units of Membership Interests or other securities convertible into or exercisable or exchangeable for any Membership Interests;

(c)           increase the authorized number of Units of Membership Interests or any additional class of Membership Interests;

(d)           incur any indebtedness for borrowed money in excess of $500,000, individually or in the aggregate;

(e)           commit or consummate any Special Issuances;

(f)           except in connection with (i) a Liquidity Event to be effected after thirty-six (36) months from the Expiration Date of the Offering as provided in Section 3.5.1(f) above, or (ii) the exercise of the Exchange Transaction contemplated by Section 3.8 below, enter into any agreement in respect of a Fundamental Transaction or Liquidating Transaction or consummate or consent to any Fundamental Transaction or Liquidating Transaction; provided, that the final terms and conditions of any such Liquidity Event, Fundamental Transaction or Liquidating Transaction shall be subject to the provisions of this Section 3.7.

(g)           except as otherwise contemplated by this Agreement, permit or consent to the sale, transfer or assignment (collectively, “Transfer”) by any Member of Units of Membership Interests, other than Transfers to Affiliates of any of the Members or to members of their immediate family or trusts for the benefit of such immediate family members;

(h)           cause or permit the Company  to consummate any acquisition of any securities or assets of any Person;

(i)           remove or replace Cordero-Kruger as President and Chief Executive Officer or remove or replace Cathryn Kennedy as Chief Financial Officer;

(j)           amend, modify or terminate this Agreement, the Commercialization Agreement, or any of the transactions contemplated hereby or thereby;

(k)           amend or modify in any material respect the terms of the Offering described in the Offering Memorandum;

(l)           establish, amend or modify in any material respect the final terms and conditions of the Follow-on Offering;

(m)           engage in any business activity that would constitute engaging in the Growblox Business, or other business activity that is not consistent with the Company Business or incidental thereto;

(n)           repurchase or otherwise reacquire any Units of Membership Interests;

(o)           amend the terms of the employment agreement between Cordero-Kruger and the Company;

(p)           replace Cordero-Kruger as a member of the Board or as the Manager and Chief Executive Officer of the Company;

(r)           Enter into any related party transaction, including increasing compensation and other payments to a Member or Cordero-Kruger or any Affiliate or officer of any of such Persons in excess of the amount agreed upon in this Agreement.

3.8           Exchange Right and Exchange Transaction.   Notwithstanding anything to the contrary, express or implied contained in this Agreement, each Member (including Growblox) hereby acknowledges and understands that if Growblox shall elect to terminate the Commercialization Agreement by reason of the Company’s failure to complete the $1,250,000 Offering by the Offering Termination Date (a “Financing Default”), then and in such event, Cordero-Kruger is expressly authorized and may, in the exercise of his sole discretion, exchange his 300,000 Class A Units, and cause all other Class A Units then owned by Members to be exchanged, for shares of Growblox Common Stock (the “Exchange Transaction”).  The number of shares of Growblox Common Stock to be issued in such Exchange Transaction shall be calculated by dividing (a) the total number of dollars raised in the Offering (a minimum of $300,000 and less than $1,250,000) by (b) the lower of $0.50 per share of Growblox Common Stock or the volume weighted average closing prices of Growblox Common Stock as traded on the OTC Market or other securities exchange for the 10 trading days immediately prior to the closing of such Exchange Transaction.  In no event shall Cordero-Kruger consummate an Exchange Transaction unless all other Class A Units issued to Minority Class A Members in the Offering are also exchanged for shares of Growblox Common Stock upon the same terms and conditions as the Class A Units issued under the Cordero Commitment.  By their execution of this Agreement, each of Growblox and the Minority Class A Members covenant and agree that Cordero-Kruger may effect such Exchange Transaction for the benefit of all Members owning Class A Units, including himself; following which the Company shall be liquidated.

3.9           Right to Acquire Additional Class B Units.   The Company hereby grants to Cordero-Kruger the absolute and irrevocable right to acquire an additional 1,250,000 Class B Units on and subject to terms of this Section 3.9.

(a)           If all 1,250,000 Class A Units are sold in the Offering, Cordero-Kruger shall have the right to purchase from the Company, for $0.01 each, an additional 625,000 Class B Units; provided that if the Company raises an amount less than $1,250,000 during the Offering, Cordero-Kruger shall have the right to purchase from the Company, for $0.01 each, an amount of Class  B Units equal to the product of: (i) the amount actually raised during the Offering divided by $1,250,000, multiplied by (ii) 625,000.

(b)           Upon completion of the Follow-On Offering and the raising of an additional $4,750,000, Cordero-Kruger shall have the right to purchase from the Company, for $0.01 each, an additional 625,000 Class B Units, for $0.01 each; provided that if the Company raises an amount less than $4,750,000 during the Follow-On Offering, Cordero-Kruger shall have the right to purchase from the Company an amount of Class  B Units equal to the product of: (i) the amount actually raised during the Follow-On Offering divided by $4,750,000, multiplied by (ii) 625,000.

ARTICLE 4
MEMBERS

   4.1           Limited Liability.  Except as required under the Act or as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

4.2           Admission of Additional Members.  Any additional Members admitted in accordance with this Agreement shall obtain Membership Interests and will participate in the Net Profits, Net Losses, and Distributions of the Company on such terms as are determined by the Board in accordance with this Agreement.

4.3           Transactions with The Company.   Subject to Section 3.7, any Member may lend money to and transact other business with the Company.   Subject to other applicable law, such Member has the same rights and obligations with respect thereto as a Person who is not a Member.

4.4           Management of the Company; Members Are Not Agents. Pursuant to Section 5.1 of this Agreement and the Certificate, the management of the Company is vested solely in the Manager and the Board.  No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any Member in such capacity bind nor execute any instrument on behalf of the Company.

4.5           Meetings of Members.

4.6.1   Date, Time and Place of Meetings of Members. Meetings of Members may be held at such date, time and place within or without the Commonwealth of Puerto Rico as the Board may fix from time to time. No annual meetings or regular meetings of Members are required.

4.6.2   Action by Written Consent Without a Meeting. Any action that may be taken at a meeting of Members may be taken without a meeting, if consent in writing setting forth the action so taken is signed and delivered to the Company by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting.

ARTICLE 5
MANAGEMENT AND CONTROL OF THE COMPANY

5.1           Management by the Manager. Subject to any limitations set forth in this Agreement (including matters requiring Board approval), the Certificate or the Act, in accordance with the provisions of Section 3.6(a) above, the business, property and affairs of the Company and its Subsidiaries shall be managed exclusively by the Manager, who shall, subject at all times to the provisions of this Article 5 and Section 3.7,  have full, complete and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Company and its Subsidiaries, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the business, property and affairs of Company and its Subsidiaries.

5.2           Members Have No Managerial Authority. The Members (other than the Manager) shall have no power to participate in the management of the Company except as expressly required by the Act. Unless expressly and duly authorized in writing to do so by the Board, no Member shall have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, or to render it liable for any purpose.

5.3           Performance of Duties; Liability of the Manager and the Board.  The Manager and the members of the Board shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager or the Board. The Manager and the Board shall each perform his and their duties in good faith, in a manner he and they reasonably believe to be in the best interests of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. Neither the Manager nor any other member of the Board shall have any liability by reason of being or having been the manager or a member of the Board of the Company.

5.4           Procedure for Action by the Board.

(a)           Place of Meetings. Regular or special meetings of the Board shall be held at any place within or without the Commonwealth of Puerto Rico, which has been designated in the notice of the meeting or, if not stated therein, as designated by resolution of the Board. In the absence of such designation, meetings shall be held at a principal executive office of the Company.

(b)           Annual Meetings. Not less than once each fiscal year on the dates and at the times published by the Board at the beginning of each fiscal year, the Board shall hold a regular meeting at the principal executive office of the Company, or at any other place that has been designated by the Board, for the purpose of organization, and the transaction of other business. Notice of these meetings shall not be required unless the date, time, or place of the meeting is changed.

(c)           Special Meetings. Special meetings of the Board for any purpose or purposes may be called at any time by the President, the Secretary or by the Manager upon five-business day’s written or personal notice (confirmed by telecopy). Unless given personally, any such notice shall be addressed or delivered to the Manager at the Manager’s address as it is shown upon the records of the Company or as may have been given to the Company by the Manager for purposes of notice.

(d)           Quorum. A majority of the members of the Board constitutes a quorum of the Board for the transaction of business, except to adjourn as hereinafter provided. Every act or decision done or made by a majority of the Board present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law, by contract or hereunder. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of members of the Board, if any action taken is approved by at least a majority of the required quorum for such meeting.

(e)           Participation in Meetings by Conference Telephone. Members of the Board may participate in a meeting through use of conference telephone or similar communications equipment, so long as all members of the Board participating in such meeting can hear one another.

(f)           Waiver of Notice. Notice of a meeting need not be given to any member of the Board who signs a waiver of notice of consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such member of the Board. All such waivers, consents or approvals shall be filed with the Company's records or made a part of the minutes of the meeting.

(g)          Adjournment. A majority of the members of the Board present, whether or not a quorum is present, may adjourn any Board meeting to another time and place. If a meeting is adjourned, notice of any adjournment to another time or place shall be given prior to the time of the adjourned meeting to the members of the Board that were not present at the time of adjournment.

(h)          Action without Meeting. Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board shall individually or collectively consent in writing to such action.  Such written consent or consents shall be filed with the minutes of the proceedings of the Board.  Such action by written consent shall have the same effect as a unanimous vote of the members of the Board.

5.5          Expenses. The Company shall reimburse the members of the Board for documented expenses reasonably incurred in connection with attending meetings of the Board.

5.6          Retention of Members or Affiliates. The Board may contract with Members or Affiliates of Members to provide services to the Company at the prevailing industry standard for such services, which shall consist of all reasonable and customary costs incurred in connection with the provision of such services.

5.7           Officers.

5.7.1   Appointment of Officers. The Board may appoint officers at any time. The officers of the Company may have such titles as determined by the Manager. The officers shall serve at the pleasure of the Board, subject to all rights, if any, of an officer under any contract of employment or other agreement.

5.7.2   Removal, Resignation and Filling of Vacancy of Officers. Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Board at any time, except as provided in Sections 3.6(d) and 3.7. Any officer may resign at any time by giving written notice to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause may be filled only by the Board.

5.7.3   Liability of Officers. No person who is an officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being an officer of the Company.

ARTICLE 6
ALLOCATIONS OF NET PROFITS AND NET LOSSES

6.1   Allocations of Net Profit and Net Loss.

6.1.1   Net Profits.  All Net Profit shall be allocated to the Holders in proportion to their Percentage Interests.

6.1.2   Net Loss. Net Loss shall be allocated to the Holders in proportion to their Percentage Interests. Notwithstanding the previous sentence, losses allocated to a Holder shall not exceed the maximum amount of losses that can be allocated without causing a Holder to have an Adjusted Capital Account deficit at the end of any Fiscal Year. In the event that any Holder would have an Adjusted Capital Account deficit as a consequence of an allocation of losses in proportion to Percentage Interests (the "Deficit Holder"), the amount of losses that would be allocated to the Deficit Holder but for such allocation shall be allocated to the other Holders in proportion to their revised Percentage Interests ("Revised Percentage Interests"), determined by subtracting the Deficit Holder's Units from both the numerator and denominator of the Percentage Interests calculation, to the extent that such allocations would not cause such other Holders to have an Adjusted Capital Account deficit. In the event that no Holder can receive any loss allocation without having an Adjusted Capital Account deficit, any remaining Net Losses shall be allocated among the Holders in proportion to their Percentage Interests. Any allocation of items of loss pursuant to this Section 6.1.2 shall be taken into account in computing subsequent allocations pursuant to this Article 6, and prior to any allocation of items in such Section, so that the net amount of any items allocated to each Holder pursuant to this Article 6, shall, to the maximum extent practicable, be equal to the net amount that would have been allocated to each Holder pursuant to this Article 6 if no reallocation of losses had occurred under this Section 6.1.2.

6.2   Taxation Acts Allocations. Notwithstanding any other provision in this Article 6, in accordance with Taxation Acts and the regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for income tax purposes and its fair market value on the date of contribution. Allocations pursuant to this Section 6.3 are solely for purposes of federal, state, commonwealth, and local taxes. As such, they shall not affect or in any way be taken into account in computing a Member's Capital Account or share of Net Profits, Net Losses, or other items of Distributions pursuant to any provision of this Agreement.

6.3   Allocation of Net Profits and Losses and Distributions in Respect of a Transferred Interest. If any Membership Interest is Transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year of the Company, each item of income, gain, loss, deduction, or credit of the Company for such Fiscal Year allocable, and cash which is distributable, to the holder of the Membership Interest for the then Fiscal Year shall be allocated and distributed based on a method consistent with the Taxation Acts.

ARTICLE 7
DISTRIBUTIONS

7.1           Distributions by the Company. Subject to applicable law and the provisions set forth elsewhere in this Agreement with respect to mandatory and preferred Distributions to be made to Holders of the Preferred Units, the Board may elect from time to time to make Distributions from net cash flow, as set forth in this Article. All such Distributions shall be made only to the Persons who, according to the books and records of the Company, are the holders of record of the Economic Interests in respect of which such Distributions are made on the actual date of Distribution. Neither the Company nor the Board shall incur any liability for making Distributions in accordance with this Article 7, so long as such Distributions are in compliance with the terms and conditions of this Agreement.

7.1.1           Non-Liquidating Distributions. Distributions other than Liquidating Distributions shall be distributed to the Holders of Common Units pro rata in proportion to their respective Percentage Interests after Distributions are made to any Holders of Preferred Units.

7.1.2           Liquidating Distributions. Distributions resulting from a Liquidating Transaction ("Liquidating Distributions") shall be distributed to the Holders in the following order and priority:

(a)           First, to the Holders who then hold Preferred Units in an amount equal to their liquidation preference plus any declared but unpaid dividends ("Liquidation Payments");

(b)           Thereafter, all Liquidating Distributions shall be distributed to the Holders of Common Units, pro rata, in proportion to their respective Percentage Interests. Written notice of a Liquidating Transaction that gives rise to a Liquidating Distribution, stating a payment date, the amount of the Liquidation Payments to be made pursuant hereto and the place where said Liquidation Payments shall be payable shall be given by overnight courier and otherwise in accordance with section 14.12, not less than 90 days prior to the payment date stated therein to the Holders, such notice to be addressed to each such Holder at his post office address as shown by the records of the Company. After giving notice of a Liquidating Transaction, the Company shall respond to all reasonable requests for information by the Holders with respect to determining their rights hereunder.

7.2   Tax Distributions.  Notwithstanding the preceding, before any Distribution is made pursuant to Section 7.1, the Company shall make Distributions to the Holders in an amount intended to enable the Holders to discharge their federal, state, commonwealth, and local income tax liabilities arising from the allocations of any items of income of the Company made to the Holders by the Company for any Fiscal Year. The amount payable to each Holder for any Fiscal Year shall be equal to the product of such Holder's allocation of such items of income multiplied by a rate equal to the highest marginal personal income tax rate for such Fiscal Year (the "Income Tax Rate"). Estimated tax Distributions of a Holder's tax liability shall be made in four cash installments not later than fifteen (15) days before taxes are due, based upon the Board's good faith estimate of the Company's income and such Holder's distributive share thereof. The Board shall distribute to each Holder, not later than April 10th of the year following the close of each taxable year of the Company, the balance of all amounts required to be distributed under this Section.

7.3           Form of Distribution. A Holder, regardless of the nature of such Holder's Capital Contribution, has no right to demand and receive any Distribution from the Company in any form other than money. No Holder may be compelled to accept from the Company a Distribution of any asset in kind in lieu of a proportionate Distribution of money being made to other Holders. No Holder may be compelled to accept a Distribution of any asset in kind.

7.4           Restriction on Distributions. No Distribution (including tax Distributions pursuant to Section 7.2) shall be made if, after giving effect to the Distribution: (i) the Company would not be able to pay its debts as they become due in the usual course of business or (ii) the Company's total assets would be less than the sum of its total liabilities plus, unless otherwise prohibited by law, the amount that would be needed, if the Company were to be dissolved at the time of the Distribution, to satisfy the Liquidation Payments and other preferential rights of other Members, if any, upon dissolution that are superior to the rights of the Member receiving the Distribution.

7.5           Return of Distributions. Except for Distributions made in violation of the Act or this Agreement, no Member or Economic Interest Owner shall be obligated to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company.

ARTICLE 8
 TRANSFER AND ASSIGNMENT OF UNITS

8.1           Transfer and Assignment of Interests. No Member shall be entitled to transfer, assign, convey, sell, encumber or in any way alienate (collectively “Transfer”) all or any of his, her or its Units, except for (a) Transfers in connection with the exercise of Exchange Rights, (b) Transfers in connection with a Liquidity Event, (c) Transfers among Members, (d) Transfers in connection with a Fundamental Transaction, (e) Transfers to Permitted Transferees, or (f) Transfers with the prior written consent of the Board, which consent may be given or withheld, conditioned or delayed (as allowed by this Agreement or the Act), as the Board may determine in its sole and absolute discretion (individually, a “Permitted Transfer” and collectively, “Permitted Transfers”). Transfers in violation of this Article 8 shall only be effective to the extent set forth in Section 8.6. After the consummation of any Transfer of Units, the Units so transferred shall continue to be subject to the terms and provisions of this Agreement and any further Transfers shall be required to comply with all the terms and provisions of this Agreement.

8.2           Further Restrictions on Transfer of Units. In addition to other restrictions found in this Agreement, no Member shall Transfer all or any of his, her or its Units: (i) without compliance with Section 8.3, and (ii) if the Units to be Transferred, assigned, sold or exchanged, when added to the total of all other Units sold or exchanged in the preceding twelve (12) consecutive months prior thereto, would cause the termination of the Company as a limited liability company.

8.3          Substitution of Members. A transferee of Units shall have the right to become a substitute Member only if (i) the requirements of Sections 8.1 and 8.2 hereof have been met, (ii) such Person executes an instrument satisfactory to the Board accepting and adopting the terms and provisions of this Agreement, (iii) such person pays any reasonable expenses in connection with its admission as a new Member, and (iv)  the Board consents to the substitution, which consent may be given or withheld in the Board's sole and absolute discretion. Admission of a substitute Member shall not result in the release of the Member who assigned the Units from any liability such Member may have to the Company.

8.4          Effective Date of Permitted Transfers. Any Permitted Transfer of Units shall be effective as of the date upon which the requirements of Sections 8.1, 8.2 and 8.3 have been met. The Board shall provide the Members with written notice of such Permitted Transfer as promptly as possible after such requirements have been met.

8.5          Rights of Legal Representatives. If a Member who is an individual dies or is adjudged by a court of competent jurisdiction to be incompetent to manage the Member's person or property, the Member's executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member's rights for the purpose of settling the Member's estate or administering the Member's property, including any power the Member has under the Certificate or this Agreement to give an assignee the right to become a Member. If a Member is a corporation, trust, or other entity and is dissolved or terminated, the powers of that Member may be exercised by its legal representative or successor.

8.6          No Effect to Transfers in Violation of Agreement. Upon any Transfer of a Unit in violation of this Article 8, the Transferee shall have no right to vote or participate in the management of the business, property and affairs of the Company or to exercise any rights of a Member. Such transferee shall only be entitled to become an Economic Interest Owner and thereafter shall only receive the share of the Company's Net Profits, Net Losses and Distributions of the Company's assets to which the transferor of such Economic Interest would otherwise be entitled. Notwithstanding the foregoing, if, in the determination of the Board, a Transfer in violation of this Article 8 would cause the termination of the Company under the Taxation Acts, in the sole discretion of the Board, the Transfer shall be null and void and the purported transferee shall not become either a Member or an Economic Interest Owner. Upon and contemporaneously with any Transfer, assignment, conveyance or sale (whether arising out of an attempted charge upon that Member's Economic Interest by judicial process, a foreclosure by a creditor of the Member or otherwise) of a Member's Economic Interest which does not at the same time Transfer the balance of the rights associated with the Units transferred by the Member (including, without limitation, the rights of the Member to vote or participate in the management of the business, property and affairs of the Company), the Company shall purchase from the Member, and the Member shall sell to Company for a purchase price of $100, all remaining rights and interests retained by the Member that immediately before the Transfer, assignment, conveyance or sale were associated with the transferred Economic Interest. Such purchase and sale shall not, however, result in the release of the Member from any liability to the Company as a Member.

8.7           Permitted Transferees. The Membership Interests of the Members may be transferred to a Permitted Transferee of such Member provided that any such Permitted Transferee shall agree in writing to be bound by, and to comply with, all applicable provisions of this Agreement, in which case such Permitted Transferee shall be deemed to be a Member thereafter, for purposes of this Agreement. Anything herein to the contrary notwithstanding, a Member may not sell, pledge or Transfer all or any portion of the securities representing Units held by him or it to a competitor of the Company.

8.8           Drag-Along Rights.

(a)           Generally.  Notwithstanding anything to the contrary contained in this Agreement, if the Initial Members or the Board receive a bona fide written offer for a Fundamental Transaction from any Person, other than from a Permitted Transferee (a “Prospective Purchaser”), then the other Members holding Class A Units or (if applicable) Class C Units shall, provided that the conditions in Section 8.8(b) are satisfied, (i) vote for, consent to and/or not raise objections against such Fundamental Transaction, (ii) waive (to the extent applicable) any rights of dissent or appraisal or similar rights arising in connection with the Fundamental Transaction and (iii) take all action necessary or desirable in connection with the consummation of the Fundamental Transaction as may be reasonably requested by the Initial Members and the Board.

(b)           Procedure.  The Initial Members or the Board shall exercise their rights pursuant to Section 8.8(a) by giving written notice, not less than 20 days prior to consummation of the Fundamental Transaction, to the other Members and the Company stating: (i) that they propose to effect a Fundamental Transaction; (ii) the name and address of the Prospective Purchaser; (iii) the proposed transaction price for the Fundamental Transaction; (iv) that all the other Members shall be obligated to Transfer their Membership Interests upon the same terms and conditions (subject to applicable law) as those the Initial Members are able to obtain for their Membership Interests (or a pro rata portion thereof) such that each Member receives, in the event of a Fundamental Transaction, an amount of consideration in respect of such Membership Interests that such Member would receive if the Company’s assets were sold for the proposed aggregate consideration, such associated gain or loss was allocated among the Members in accordance with their respective Percentage Interests in the Company and then such consideration was distributed to all Members in accordance with their respective Percentage Interests in the Company and in accordance with this Agreement; and (v) that the other Members shall enter into agreements with the Prospective Purchaser on terms substantially identical to those applicable to the Initial Members (including, without limitation, representations, warranties, covenants, indemnities and agreements substantially identical to those made by the Initial Members; provided, that no Holder of Class A Units shall be required to make any such representations or warranties other than those related to (A) their ownership of and title to their Class A Units, (B) the absence of any liens or encumbrances on such Class A Units, (C) the due authorization of the transaction agreement they were requested to execute and (D) that such agreement represents a valid and binding obligation against such holder of Class A Units enforceable against such person in accordance with its terms), and obtaining any required consents; and (vi) that all such Holders of Class A Units or their designees, as applicable, shall be obligated to vote in favor of such transaction.  By their execution of this Agreement each Holder of Class A Units agrees to comply with the provisions of this Section and vote all of their Class A Units IN FAVOR of such Fundamental Transaction.  This voting agreement shall remain in full force and effect throughout the time that this Section is in effect.

8.9           Tag-Along Rights.

(a)           Generally.  Subject to the provisions of Section 8.8, if at any time the Initial Members or the Board receive an offer for a Fundamental Transaction from any Prospective Purchaser that they are willing to accept, they promptly shall give notification fully describing the offer to the other Members, together with all relevant details of the proposed terms of such Fundamental Transaction.  The other Members shall have the right, provided that the conditions in Section 8.9(b) are satisfied, within twenty (20) days after receipt of such offer, to join with the Initial Members and sell their Class A Units or (if applicable) their Class C Units, on the same terms as set forth in the offer received by the Initial Members or the Board, as the same may be amended or restated, on a pro rata basis among the other Members so electing to sell according to their respective Percentage Interests, by delivering a Tag-Along Notice to the Initial Members and the Board.  A Member delivering such Tag-Along Notice is herein referred to as a “Tag-Along Member”.

(b)           Procedure.  The Initial Member agrees that upon the transmittal of the Tag-Along Notice, they shall be obligated to sell to the Prospective Purchaser the Membership Interests of the Tag-Along Member in accordance with the terms and subject to the conditions of the offer made by the Prospective Purchaser.  If a Tag-Along Notice has been delivered, the Other Members shall participate in such sale and shall receive, in the event of such sale, an amount of consideration in respect of their Membership Interests that the Other Members would receive if the Company’s assets were sold for the proposed aggregate consideration, such associated gain or loss was allocated among the all Members in accordance with their respective Percentage Interests and then such consideration was distributed to the Tag-Along Member in accordance with the amount by which the Percentage Interest and number of Units owned by the Tag-Along Member bears to 100% of all Percentage Interests and the total number of all outstanding Units in the Company.  Any sale pursuant to this Section shall close pursuant to the terms set forth in the final agreement with the Prospective Purchaser.  The closing of such purchase and sale shall occur within 30 days after the delivery of the Tag-Along Notice (is applicable) or at such other time as such Initial Members and the Prospective Purchaser may agree.  In the event that a Fundamental Transaction subject to this Section is to be made to a Prospective Purchaser that is not a Member, the Initial Members shall notify the Prospective Purchaser that the Transfer is subject to this Section and shall ensure that no Transfer is consummated without the Prospective Purchaser first complying with this Section.  It shall be the responsibility of each transferring Member to determine whether any transaction to which it is a party is subject to this Section.

8.10           Assignee’s Rights.  Any purported assignment of a Membership Interest in the Company that is not in compliance with this Agreement is hereby declared to be null and void and of no force and effect whatsoever.  A permitted assignee of any Membership Interest in the Company is entitled to receive distributions of cash or other property from the Company and to receive allocations of the income, gains, credits, deductions, Net Profits and Net Losses of the Company attributable to the Membership Interest after the effective date of the assignment.

8.11           Satisfactory Written Assignment Required.  Anything herein to the contrary notwithstanding, both the Company and the Initial Members will be entitled to treat the assignor of a Membership Interest in the Company as the absolute owner thereof in all respects, and will incur no liability for distributions made in good faith to him, until a written assignment that conforms to the requirements of this Article has been received by, accepted and recorded on the books of, the Company.

8.12           Death, Bankruptcy or Incapacity of a Member.  The death, bankruptcy or adjudicated incompetency of a Member will not cause a dissolution of the Company, but the rights of the Member to share in the Net Profits and Net Losses of the Company and to receive Distributions devolve to his successor, executor, administrator, guardian or other legal representative for the purpose of settling his estate or administering his or its property, subject to the terms and conditions of this Agreement, and the Company will continue as a limited liability company. The estate of the Member is liable for all the obligations of the deceased, bankrupt or incapacitated Member.

8.13           Issuance of Certificates.  The Company may issue to each Member one or more certificates in such Member’s name representing, in aggregate, the Membership Interests held by such Member, and certifying that such Member is in fact a Member on the Company’s books and records.  Each certificate shall be numbered and registered in the order in which it is issued.  Upon issuance, the name in which each certificate has been issued, together with the Membership Interests represented thereby and the date of issuance, shall be entered into the books and records of the Company.

8.14           Transfer of Membership Interests.  Upon the Transfer of one or more Membership Interests in accordance and compliance with the terms and provisions of this Agreement, the Company shall, upon receipt of the existing certificate representing the Membership Interests transferred (or an affidavit of loss with appropriate indemnity), issue replacement certificates, one to the transferring Member representing the Membership Interests remaining after such Transfer, if any, and one to the transferee of the transferred Membership Interests representing such transferred Membership Interests.

8.15           Members of Record.  The Company shall be entitled to treat the holder of record of any certificates as the holder in fact thereof, and accordingly, shall not be bound to recognize any equitable or other claim to or interest in the Membership Interests represented thereby on the part of any other Person, whether or not the Company shall have actual, express or other notice thereof, except as otherwise specified by any applicable law, statute, rule, or regulation.

8.16           Legend.  Each certificate issued will be imprinted with a legend in substantially the following form:

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1993, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED OR OFFERED FOR SALE, ASSIGNMENT OR OTHER TRANSFER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES, OR IN THE OPINION OF COUNSEL TO THE COMPANY, SUCH REGISTRATION IS NOT REQUIRED.

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE COMPANY’S OPERATING AGREEMENT, AS SUCH MAY BE AMENDED FROM TIME TO TIME, WHEREBY THE SALE, DONATION, ASSIGNMENT, ENCUMBRANCE, COLLATERAL-
IZATION, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION OF SUCH MEMBERSHIP INTERESTS IS RESTRICTED.  A COPY OF THE OPERATING AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY WHERE IT MAY BE INSPECTED.

ARTICLE 9
ACCOUNTING, RECORDS, REPORTING BY MEMBERS

9.1           Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with such accounting procedures and principles as the Board may deem appropriate.

9.2           Delivery to Members and Inspection. Upon the request of any Member or Economic Interest Owner for purposes reasonably related to the interest of that Person as a Member or Economic Interest Owner, the Board shall promptly deliver to the requesting Member or Economic Interest Owner, or permit such Person to inspect during normal business hours, at the expense of the Company, any information which such Person may reasonably request.

9.3           Annual Statements. The Board shall cause to be prepared at least annually, at the Company’s expense, information necessary for the preparation of the Members’ and Economic Interest Owners' federal, state, and commonwealth income tax returns. The Board shall send or cause to be sent to each Member or Economic Interest Owner within ninety (90) days after the end of each taxable year such information as is necessary to complete federal, state, and commonwealth income tax or information returns.

9.4           Filings. The Board, at the Company’s expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Board, at the Company’s expense, shall also cause to be prepared and timely filed, with appropriate federal, state, and commonwealth regulatory and administrative bodies, amendments to, or restatements of, the Certificate and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations.

9.5           Bank Accounts. The Board shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.  The Manager shall be a signatory on all of the Company’s bank accounts, together with any other signatories designated by him from time to time.

9.6           Tax Matters for the Company Handled by Tax Matters Partner. The Tax Matters Partner shall have the right to make all elections for the Company provided for in the Taxation Acts.  The Tax Matters Partner shall represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend the Company funds for professional services and costs associated therewith. The Tax Matters Partner shall oversee the Company’s tax affairs in the overall best interests of the Company.

ARTICLE 10
DISSOLUTION AND WINDING UP

10.1           Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

10.1.1    Upon the entry of a decree of judicial dissolution pursuant to Article 19.48 of the Act;

10.1.2    Upon the vote of Initial Members or Members holding not less than eighty (80%) percent of all outstanding Common Units of Membership Interest of the Company entitled to vote; or

10.1.3    Following the sale of all or substantially all of the assets of Company or a Fundamental Transaction resulting in the merger of consolidation of the Company with or into another Person.

10.2                    Certificate of Dissolution. As soon as possible following the occurrence of any of the events specified in Section 10.1, the Board (if the Board has not wrongfully dissolved the Company) or the Members, shall execute a Certificate of Dissolution in such form as shall be prescribed by the Commonwealth of Puerto Rico and file the Certificate of Dissolution as required by the Act.

10.3   Winding Up. Upon the occurrence of any event specified in Section 10.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Board (if the Board has not wrongfully dissolved the Company) or the Members, shall be responsible for overseeing the winding up and liquidation of Company, shall take full account of the liabilities of Company and assets, shall either cause its assets to be sold or distributed, and if sold as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 10.5. The Persons winding up the affairs of the Company shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. The Board or Members winding up the affairs of the Company shall be  entitled to reasonable compensation for such services.

10.4                    Distributions in Kind. Subject to the allocation of R&D Tax Credits solely to Holders of Class A Units, any non-cash asset distributed to one or more Holders shall first be valued at its fair market value to determine the Net Profit or Net Loss that would have resulted if such asset were sold for such value, such Net Profit or Net Loss shall then be allocated pursuant to Article 6, and the Holders' Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Holder receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). The fair market value of such asset shall be determined by the Manager or by the Members or, if any Member objects, by an independent appraiser (any such appraiser must be recognized as an expert in valuing the type of asset involved) selected by the Manager or liquidating trustee and approved by a Super Majority Approval of the Board.

10.5                    Order of Payment of Liabilities Upon Dissolution.

10.5.1    After determining that all known debts and liabilities of the Company in the process of winding-up, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be distributed as Liquidating Distributions to the Holders.  Liquidating Distributions shall be made by the end of the Company's taxable year in which the Company is liquidated, or if later, within ninety (90) days after the date of such liquidation.

10.5.2     The payment of a debt or liability, whether the whereabouts of the creditor is known or unknown, has been adequately provided for if the payment has been provided for by either of the following means:

(a)           Payment thereof has been assumed or guaranteed in good faith by one or more financially responsible persons or by the United States government or any agency thereof, and the provision, including the financial responsibility of the Person, was determined in good faith and with reasonable care by the Members or Manager to be adequate at the time of any Distribution of the assets pursuant to this Section.

(b)           The amount of the debt or liability has been deposited.

This Section 10.5.2 shall not prescribe the exclusive means of making adequate provision for debts and liabilities.

10.6   Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Holder shall only be entitled to look solely at the assets of the Company for the return of its positive Capital Account balance and shall have no recourse for its Capital Contribution and/or share of Net Profits (upon dissolution or otherwise) against the Manager or any other Member except as provided in Article 11.

10.7   No Action for Dissolution. Except as expressly permitted in Section 10.1, a Member shall not take any voluntary action under the Act to cause the Company to dissolve. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 10.1. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Economic Interests. Accordingly, except where the Board has failed to liquidate the Company as required by this Article 10, each Member hereby waives and renounces its right to initiate legal action to seek the appointment of a receiver or trustee to liquidate the Company or to seek a decree of judicial dissolution of the Company on the ground that (a) it is not reasonably practicable to carry on the business of the Company in conformity with the Certificate or this Agreement, or (b) dissolution is reasonably necessary for the protection of the rights or interests of the complaining Member. Damages for breach of this Section shall be monetary damages only (and not specific performance), and the damages may be offset against Distributions by the Company to which such Member would otherwise be entitled.

ARTICLE 11
INDEMNIFICATION AND INSURANCE

11.1   Indemnification of Agents. For the purposes of this Section 11.1, "agent" shall mean any Person who was or is (i) a Member, (ii) a Manager or member of the Board, (iii) an Affiliate of a Member or Manager, (iv) any member, officer, shareholder, director, attorney, agent, representative or employee of a Member or Manager or their Affiliates, or (iv) an officer of the Company; "proceeding" means any threatened, pending or completed claim, demand, action or proceeding, whether civil, criminal, administrative, legislative or investigative; and "expenses" includes without limitation attorneys' fees and any expenses of establishing a right to indemnification under this Section 11.1. Except as expressly provided in this Section 11.1, the Company shall, to the fullest and broadest extent permitted by the laws of the Commonwealth of Puerto Rico, indemnify and hold harmless each agent against losses, damages, liabilities or expenses, of any kind or nature, incurred by it in connection with, or while acting (or omitting to act) on behalf of, the Company. Without limiting the generality of the foregoing, the Company hereby agrees to indemnify each agent, and to save and hold him or it harmless, from and in respect of (a) all fees, costs and expenses incurred in connection with or resulting from any demand, claim, action or proceeding against such agent or the Company which arises out of or in any way relates to the Company or its properties, business or affairs, and (b) all such demands, claims, actions and proceedings and any losses or damages resulting therefrom, including judgments, fines and amounts paid in settlement or compromise of any such demand, claim, action or proceeding; provided, however, that this indemnity shall not extend to conduct by an agent proved to constitute actual fraud or willful malfeasance. Unless the Manager otherwise determines, the Company shall pay the expenses incurred by any agent in connection with any proceeding in advance of the final disposition of such proceeding, upon receipt by the Company of an undertaking of such agent to repay such payment if there shall be a final adjudication or determination that such agent is not entitled to indemnification as provided herein.

11.2           Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 11.1 or under applicable law.

11.2           Indemnification between Growblox and the Company.

(a)           Growblox hereby agrees to indemnify, defend, and hold harmless each of the Company, the Board, the Manager, its employees and representatives, and each of its other Members (collectively, the “Company Indemnified Parties”) from and against any cost, expense, claim or liability, including reasonable attorneys’ fees (each a “Claim”) arising out of the conduct of the Company Business or the Growblox Business on or prior to the Effective Date, and Growblox shall pay to the corresponding payee in full when due, all Claims incurred or assumed by Growblox or any Affiliate thereof (excluding the Company) on behalf of or for the account of the Company Indemnified Parties.

(b)            Growblox hereby agrees to indemnify, defend, and hold harmless each of the Company Indemnified Parties from and against any Claim arising out of any activity engaged in by Growblox in connection with its conduct of the Growblox Business following the Effective Date.

(c)           Except for Claims that Growblox is otherwise required to indemnify the Company under the Commercialization Agreement, the Company hereby agrees to indemnify, defend, and hold harmless Growblox  and each of its officers, directors, employees, stockholders, employees and representatives (collectively, the “Growblox Indemnified Parties”) from and against any Claim arising out of any activity engaged in by the Company in connection with its conduct of the Company Business following the Effective Date.

ARTICLE 12
INVESTMENT REPRESENTATIONS

 12.1   Acknowledgments. Each Member acknowledges that:

12.1.1    the Units have not been registered under the Securities Act; and

12.1.2    it must bear the economic risk of its investment in its Units for an indefinite period of time because its Units have not been registered under the Securities Act and, therefore, cannot be sold unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

12.2           Representations and Warranties. Each Member represents and warrants to and agrees with the Company that:

12.2.1    He, her or it is acquiring Units for investment purposes only, for their own account and not as nominee or agent for any other Person, and not with a view to the sale or Distribution of any or all thereof;

12.2.2    He, her or it has no present intention of selling, granting a participation in, or otherwise distributing the same; and

12.2.3    He, her or it understands that his or its Units are not being registered under the Securities Act in reliance upon an exemption that is in part predicated on the representations, warranties and agreements made by it in this Article 12.

ARTICLE 13
CONFIDENTIALITY

 13.1            Covenant. Each Member hereby covenants with the Company and each other Member that on the sale or other Transfer of the Member's Units, whether voluntary, involuntary, by operation of law, or by reason of any provision of this Agreement, the Member will not, directly or indirectly, through an Affiliate or otherwise, use or disclose in any manner any Confidential Information without the consent of the Board; provided that a Member may disclose such Confidential Information that is only financial in nature to a proposed purchaser to the extent reasonably necessary to allow the Member to sell such Member's Units to the such proposed purchaser in accordance herewith.

13.2            Confidential Information. "Confidential Information" means all trade secrets, "know-how," customer lists, pricing policies, operational methods, programs, and other business information of the Company, created, developed, produced, or otherwise arising before the date of the sale or other Transfer.

13.3           Remedies. Each Member hereby stipulates that a breach of the provisions of this Article l3 will result in irreparable damage and injury to the Company for which no money damages could adequately compensate it. If the Member breaches the provisions of this Agreement, in addition to all other remedies to which the Company may be entitled, the Company shall be entitled to an injunction to enforce the provisions of this Agreement, to be issued by any court of competent jurisdiction, to enjoin and restrain the member and each and every Person concerned or acting in concert with the Member from the continuance of such breach. Each Member expressly waives any claim or defense that an adequate remedy at law might exist for any such breach.

13.4           Waiver of Fiduciary Duty.  To the fullest extent permitted by applicable law, this Agreement is not intended to, and does not, create or impose any fiduciary duty on the Manager, any member of the Board or their Affiliates.  Further, to the fullest extent permitted by applicable law or equity, the Members and the Company hereby waive any and all fiduciary duties that, absent such waiver, may be implied by law or in equity, and in doing so, recognize, acknowledge and agree that the duties and obligations of the members of the Board and the Manager to the Company are only as expressly set forth in this Agreement.  Additionally, each Member and the Company acknowledges that the members of the Board, the  Manager and their respective Affiliates own and/or manage other businesses, including businesses that may compete with the Company and the other Members.  Without any accountability to the Company or any Members by virtue of this Agreement:

(i)           the members of the Board, the Manager and their respective Affiliates shall not in any way be prohibited or restricted from engaging or investing in, independently or with others, any business opportunity of any type or description, including, without limitation, those business opportunities that might be the same or similar to the Company Business;

(ii)           neither the Company nor any other Member shall have any right in or to such other business opportunities of the members of the Board, the Manager and their respective Affiliates or to the income or proceeds derived therefrom; and

(iii)           the members of the Board, the Manager and their respective Affiliates shall not be obligated to present any business opportunity to the Company or any other Member (even if the opportunity is of the character that, if presented to the Company, could be taken by the Company, or if presented to any other Member, could be taken by such Persons), and the members of the Board and the Manager shall have the right to hold any such business opportunity for his, its or their own account or to recommend such opportunity to Persons other than the Company or any other Member (including, without limitation, any opportunity that may be within the scope and investment objectives of the Company and/or that may be otherwise competitive with the business of the Company and/or the Company Business).

The provisions of this Section are equally applicable to the members of the Board and the Manager, whether acting in their capacity as a Board member or the Manager or (as to the Manager) in his capacity as Chief Executive Officer and President of the Company.

ARTICLE 14
 MISCELLANEOUS

14.1           Complete Agreement. This Agreement and the Certificate constitute the complete and exclusive statement of agreement among the Members and the Manager with respect to the subject matter herein and therein, and supersede all prior written and oral agreements or statements by and among the Members and the Manager or any of them. No representation, statement, condition or warranty not contained in this Agreement or the Certificate will be binding on the Members or the Manager or have any force or effect whatsoever. To the extent that any provision of the Certificate conflicts with any provision of this Agreement, the Certificate shall govern.

14.2           Binding Effect. Subject to the provisions of this Agreement relating to the Transfer of Units, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

14.3           Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and the Manager and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

14.4           Pronouns; Statutory References. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. Any reference to the Taxation Acts, the Act, or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

14.5   Headings. All headings herein are inserted for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

14.6   Interpretation. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or its counsel.

14.7   References to this Agreement. Numbered or lettered articles, sections, and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

14.8   Jurisdiction; Governing Law.  Each Member hereby consents to the exclusive jurisdiction of the courts sitting in the Commonwealth of Puerto Rico in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each Member further agrees that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in Section 14.13 of this Agreement, and that when so made shall be as if served upon it personally within the Commonwealth of Puerto Rico. Notwithstanding the place where this Agreement may be executed, all the terms and provisions hereof shall be construed under the laws of the Commonwealth of Puerto Rico.

14.9   Arbitration of Certain Dispute.  In addition to (and not in lieu of) the arbitration provisions set forth in Section 2.13 of the Commericalization Agreement, in the event and only in the event of a dispute arising under Section 3.6(b) of this Agreement, which cannot be resolved by good faith negotiations between the Cordero-Kruger Designees and the Growblox Designaees, the dispute may be submitted by any one or more of such Persons to final and binding commercial arbitration before one or more arbitrators selected in accordance with the then prevailing rules of the American Arbitration Association.  Each party shall select on arbitrator and the two arbitrators so selected shall select a third arbitrator so that the three arbitrators shall conduct the arbitration process.  The decision of a majority of the arbitrators shall be final and binding upon GBSPR and Growblox and their respective designees on the Board.  Unless otherwise agreed, the arbitration shall take place in Miami, Florida.

14.10   Exhibits. All Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

14.11   Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

14.12   Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, execute and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

14.13   Agent; Notices.

(a) Agent. Each Holder of Preferred Units on behalf of itself, and its successors and assigns, hereby appoints GrowBlox to give and receive notices and to otherwise communicate with the Company.

 (b) Notices. Any notice or other communications required or permitted hereunder shall be deemed to be sufficient and received if contained in a written instrument delivered in person or by courier or duly sent by first class certified mail, postage prepaid, or by facsimile addressed to such party at the address or facsimile number set forth below:

(i) if to Company, to:	Growblox Sciences Puerto Rico LLC
Calle Mejico #4, Suite 501, Hato Rey, Puerto Rico 00917 Attn: César Cordero-Kruger
Tel: (787) ___-____
Facsimile: (787) ___-____
Email: gbs@caribe.net

(ii) if to any Member, to the address of such Member appearing in Exhibit A hereto; or

(iii) if to any subsequent Holder of Units, to it or him at such address as may have been furnished to the Company in writing by such Holder; or, in any case, at such other address or facsimile number as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal or courier delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing and (c) in the case of facsimile, when received.

14.14                      Amendments. All amendments to this Agreement must be in writing and may be signed by the Board or the Initial Members on behalf of all of the Members.

14.15                      No Interest in Company Property; Waiver of Action for Partition. No Member or Economic Interest Owner has any interest in specific property of the Company. Without limiting the foregoing, each Member and Economic Interest Owner irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

14.16                      Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14.17                      Attorney Fees. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys' fees and expenses.

14.18                      Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

IN WITNESS WHEREOF, the Initial Members have executed this Agreement, as of the date and year first above written.
______________________________________ CESAR CORDERO-KRUGER Date:
_____________________________________ JOSEPH J. BIANCO Date:

GROWBLOX SCIENCES, INC. By:_____________________________ Name: Craig Ellins Title: President and CEO Date:

_________________________________
DR. ANDREA SMALL-HOWARD

Date:

 ADDITIONAL MEMBERS OWNING CLASS A UNITS OF MEMBERSHIP INTERESTS

Name of Member	Signature of Member	Number of Class A Units Owned

EXHIBIT A

Name and Address, Capital Contributions, Units and Percentage Interests of the Members

Name of Member	Capital Contributions	Units	Percentage Interests
Class B Units of Membership Interests: (1)
Growblox Sciences, Inc.	$7,750.00	7,750,000 Class B Units of Common Membership Interests	65.26% of all Class A and Class B Common Units of Membership Interests
Cesar Cordero-Kruger	$1,625.00	1,625,000 Class B Units of Common Membership Interests	13.68% of all Class A and Class B Common Units of Membership Interests (3)
Joseph J. Bianco	$1,000.00	1,000,000 Class B Units of Common Membership Interests	8.42% of all Class A and Class B Common Units of Membership Interests
Dr. Andrea Small-Howard	$250.00	250,000 Class B Units of Common Membership Interests	2.11% of all Class A and Class B Common Units of Membership Interests
Class A Units of Membership Interests: (2)
Cesar Cordero-Kruger	$300,000	300,000 Class A Units of Common Membership Interests	2.53% of all Class A and Class B Common Units of Membership Interests
[Additional Investors]	$950,000	950,000 Class A Units of Common Membership Interests	8.00% of all Class A and Class B Common Units of Membership Interests

(1)	Priced at $0.001 per Class B Unit.

(2)	Priced at $1.00 per Class A Unit.

(3)	Does not include up to 625,000 additional Class B Units issuable upon completion of the full Follow-on Offering.